SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made and entered into effective this __14__ day of May, 2026, by and between **SELECTIS HEALTH, INC.,** ("Employer" or the "Company") and **ADAM DESMOND**("Desmond").

WITNESSETH

WHEREAS, Desmond has in the past served as a Director and Executive Officer of the Company; and

WHEREAS, Desmond desires to resign from all positions with the Company; and

WHEREAS, The Company and Desmond want to sever all relationships, commitments and obligations between them except as expressly provided for herein in accordance with the terms and conditions hereinbelow set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, and other good and valuable consideration, the receipt and sufficiency whereof are hereby expressly acknowledged, the parties agree as follows:

1. Effective May 15, 2026, Desmond hereby resigns his employment by the Company and resigns all positions with the Company, including, without limitation, his position as a director and executive officer of the Company, such resignations to be effective immediately (the "Termination Date"). From and after the Termination Date, neither party shall represent to the public or to any third party whatsoever that Desmond continues to have any association or affiliation with the Company or its affiliates.

2. On the Termination Date, all agreements, arrangements and understandings between the Company and Desmond shall terminate and be null and void except as set forth herein. From and after the Termination Date, Desmond shall perform no further services for the Company and the Company shall not be obligated to Desmond in any manner whatsoever.

3. On the Termination Date, the Company shall pay to Desmond the sum of $40,000 as full and final severance ("Severance"), subject to customary payroll tax withholding as applicable. The Company shall have no further obligation or liability to Desmond, financial or otherwise.

4. Within five (5) business days of the date of this Agreement, Desmond shall return to the Company any and all items of personal property or equipment belonging to the Company that are in the possession, custody or control of Desmond, including, without limitation, any and all documents, memoranda, agreements, contracts, reports and other information in whatsoever form, all computer files and computer disks, any and all tools, furniture, computer hardware or software and any other personal property owned by the Company and in the possession, custody or control of Desmond.

5. (a) Desmond agrees that as of the Termination Date, the Company has no obligation or liability to Desmond for compensation, incentive compensation, bonus or other forms of remuneration.

(a) The parties stipulate and agree that as of the Termination Date, Desmond had no accrued and unpaid hours of unused vacation, PTO or wellness leave. The parties agree that no vacation or wellness compensation shall accrue after the Termination Date.

(b) Following the Termination Date, the Company shall have no further liability to maintain coverage for Desmond under the Company's health insurance or dental plan; and Desmond agrees to look exclusively to Desmond's rights under COBRA for continuing health insurance coverage.

(d) Following the Termination Date, the Company shall have no further liability or obligation to Desmond to maintain Desmond on the Company's 401K or other pension or retirement plan, deferred compensation plan, auto allowance or to provide Desmond with any other perquisite or benefit.

(e) Following the Termination Date, Desmond shall discontinue use of any and all Company credit cards or other charge or bank accounts on which he is authorized, it being understood that all such authorizations shall be deemed revoked as of the Termination Date.

6. Desmond covenants and agrees that he shall under no circumstance make or publish any utterance, statement or representation to any persons or entities which is disparaging or critical of the Company, its business operations or the Company's directors, officers, agents or which in any other way is adverse to the interest of the Company or impugns the moral, ethical or professional character, integrity or confidence of the Company, or its affiliates.

7. In consideration of the covenants from the Company to Desmond set forth herein, the receipt and sufficiency of which are hereby acknowledged, Desmond, for himself, his executors, administrators, successors and affiliates, both past and present, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and all of its present and former officers, directors, employees, agents, insurers, benefit plans (and related persons/entities), attorneys, parents, affiliates, subsidiaries, and representatives, (hereafter the "Released Parties"), from any and all charges, complaints, grievances, actions, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, claims and causes of action of whatever kind or nature, whether known or unknown, including claims brought under any federal, state or local statute, ordinance or under common law, including but not limited to, the Civil Rights Act of 1866, the Age Discrimination in Employment Act ("ADEA"), the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Colorado Anti-Discrimination Act and any other employment discrimination or civil rights law, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, claims for unlawful employment practices arising under any federal, state or local statute, ordinance or regulation; wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of covenant of good faith and fair dealing; breach of fiduciary duties; estoppel; defamation; infliction of emotion distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; and any all violations of any principal of common law or statute based upon acts or omissions prior to the date of the execution of this Agreement. Desmond also releases all claims for compensation of any kind, rights to reinstatement, back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages,

punitive damages, and all claims for attorneys fees, costs and interest recoverable as a result of claims released by this Agreement, including claims arising out of tort, contract, or quasi-contract, including claims based upon any of the Accruals, that Desmond has or may claim to have against any of the Released Parties, arising at any time up to and including the date that Desmond signs this Agreement.

8. Desmond does hereby (i) represent and warrant to the Released Parties that no portion of any claim, demand, cause of action or other matter released herein, nor any portion of any recovery or settlement to which such party might be entitled from the Company, has been assigned or transferred to any other person, firm, entity or corporation, either directly or by way of subrogation or operation of law, and (ii) covenants (a) to indemnify, defend and hold harmless the Company from all loss, costs, claim or expense (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorney's fees and accountants' fees, costs and expenses) arising out of any claim made or action instituted against the Company by any person or entity who claims to be the beneficiary of any such assignment or transfer, and to pay and satisfy any judgment resulting from any settlement of any such claim or action and (b) not to sue the Company for any claim or claims or arising under any local, state or federal statutory, regulatory or common law right, claim or cause of action whatsoever which may have existed prior to, or may exist at the time of, the execution of this Agreement.

9. Desmond hereby further agrees to indemnify, defend and hold harmless the Released Parties from and against any and all loss, cost, damage or expense, including without limitation, attorney's fees, incurred by the Company arising out of any breach by Desmond of any representation, warranty, covenant, or undertaking of the Desmond. Upon the occurrence of any event which would give rise to a claim by Desmond against, or to a right of defense and indemnity against Desmond pursuant to this Agreement, or in the event that any suit, action, investigation, claim or proceeding has begun, made or instituted as a result of which Desmond may become obligated to the Company hereunder, the Company shall give notice to Desmond of the occurrence of such event and shall identify the Company's choice of counsel to represent such investigation, claim or proceeding; provided, however, that the failure of the Company to give notice shall not effect the indemnification obligations of Desmond hereunder. The Company (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of the Company's choice and (ii) without further notice may set-off or apply against all amounts due to Desmond under any agreement under any agreement or instrument or pursuant to any obligation the full amount for which indemnification hereunder is provided.

20. Desmond warrants and represents that no promise or inducement has been offered except as expressly set forth herein and that this Agreement is executed without reliance upon any statement or representation by the persons or parties involved or their representatives concerning the nature or extent of any damages or any legal liability of the other party therefor. Desmond further assumes the risk of any mistake of fact, whether said fact or facts are past, presently existing or arise in the future, as to the extent of any damages or losses they have incurred or may incur as a result of their relationships with the other.

11. The parties recognize and agree that by entering into this Agreement no party admits, and each of them does specifically deny, any violation of any local, state or federal law, common or statutory or any liability to the other. The parties further recognize that no delivery of any document or instrument made in connection with this Agreement is to be construed as an admission of liability by such party and that this instrument has been entered into in order to consummate a compromise and final settlement of

any and all claims of the parties which might arise against the Company arising prior to the date hereof. This Agreement and the negotiations with respect to it shall not be introduced into evidence in any legal proceeding, except in a legal proceeding by a party hereto for the purpose of enforcing any term or provision of this Agreement.

12. Desmond and the Company expressly agree that they will keep the terms of this Agreement and the negotiations leading up to its execution STRICTLY CONFIDENTIAL. Desmond agrees that he will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose the terms of this Agreement to any person or entity, unless required or permitted to do so pursuant to lawful subpoena or pursuant to an order of a court of competent jurisdiction. Desmond and the Company may disclose the terms of this Agreement to their attorney and tax or financial advisors with a reasonable need to know, provided that the attorney, tax or financial advisors agree not to disclose any of the terms of this Agreement. Desmond and the Company expressly agree that the provisions of this part of the Agreement are essential provisions of, and significant considerations for, Desmond and the Company's agreement to enter into this Agreement.

13. This Agreement contains the entire agreement of the parties and fully supersedes any and all prior agreements, arrangements or understandings among the parties relating to the subject matter hereof. All prior and contemporaneous negotiations and agreements are deemed incorporated into this instrument and any such prior documents or instruments are to be deemed to have been abandoned if not so incorporated. No oral understandings, statements, promises or inducements contrary to the terms of this instrument exist. This instrument may not be changed or modified orally, but only upon the written agreement and consent of all of the parties, which consent may be withheld in the sole discretion of such party.

14. Desmond acknowledges and agrees that except as provided for in this Agreement, he is not entitled to any other payments, benefits, wages, or other compensation arising from his employment with Company and there exists no debt, liability of obligation of the Company to him arising from any fact, transaction or occurrence.

15. Desmond agrees that (i) by executing this Agreement he waives all rights or claims that he may have against any of the released parties under the Age Discrimination and Employment Act (ADEA), (ii) that this Agreement has been written in a manner calculated to be understood by Desmond and is in fact understood by him, (iii) that the Agreement reflects specifically, but is not limited to, all rights or claims that Desmond may have against the Company arising under the ADEA, (iv) that Desmond is not waiving rights and claims that he may have against the Company that may arise after the date on which this Agreement is executed, (v) that Desmond is waiving rights and claims that he may have under the ADEA only in exchange for consideration in addition to anything of value to which he is already entitled (vi) that Desmond has consulted with an attorney prior to executing this Agreement, (vii) that Desmond has been given a period of twenty one (21) days within which to consider this Agreement, (viii) that if Desmond wishes to execute this Agreement prior to the expiration of the twenty one day period, he may do so, (ix) any changes to this Agreement whether material or immaterial do not restart the twenty one day period, (x) that Desmond shall have a period of seven (7) days following the execution of this Agreement to revoke this Agreement and this Agreement shall not be, effective or enforceable until the revocation period has expired. Any revocation must be made to Clifford L. Neuman, PC, 8300 Greenwood Drive, Niwot, Colorado (303) 588-3978.

16. In the event of litigation between or among the signatories hereto to enforce any provision of this Agreement, the prevailing party shall be entitled to an award of costs and reasonable attorneys' fees.

17. This instrument shall be binding upon each party and upon each party's heirs, administrators, representatives, successors, assigns, principals, agents, affiliates and representatives and shall inure to the benefit of the Company and its respective heirs, administrators, representatives, executors, successors, assigns, affiliates, principals and agents.

18. Each party further expressly warrants, declares and represents that before executing this instrument, such party has fully informed himself/itself of its terms, contents, conditions and effects; that such party understands that he/it may consult an attorney of their choice concerning this instrument and their decision to enter into this Agreement. Each party represents and acknowledges that he/it has read the foregoing instrument carefully and fully and that he/it understands its terms, and each is executing such agreements voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.

19. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Colorado.

20. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

The signature or execution of this instrument by or on behalf of each party hereto shall be deemed to constitute the following attestation:

I ATTEST THAT I HAVE CAREFULLY READ AND CONSIDERED THE FOREGOING AGREEMENT AND FULLY UNDERSTAND THE EXTENT AND IMPACT OF ITS PROVISIONS, THAT I HAVE CONSULTED AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND THAT I HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER AND THAT NO OTHER PROMISES HAVE BEEN MADE TO ME WITH RESPECT TO THIS MATTER.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed effective on the day and year first above written.

SELECTIS HEALTH, INC.

By: Adam Desmond - CEO
Name and Title

Cliff Neuman
For the Board of Directors

ADAM DESMOND

Adam Desmond